                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Echange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               PYRAMID BREWERIES
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                       [LOGO OF PYRAMID BREWERIES INC.]

                            PYRAMID BREWERIES INC.
                           91 So. Royal Brougham Way
                           Seattle, Washington 98134

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO OUR SHAREHOLDERS:

  Notice is hereby given that the Annual Meeting of the shareholders of Pyramid Breweries Inc. (the "Company") will be held at the Hyatt Regency Bellevue at Bellevue Place, 900 Bellevue Way N.E., Bellevue, Washington on Thursday, May 4, 2000 at 10:00 a.m., for the following purposes:

    1.  To elect five directors.

    2. To approve an amendment to the Amended and Restated 1995 Employee Stock Option Plan.

    3.  To approve amendments to the Non-Employee Director Stock Option
        Plan.

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only shareholders of record at the close of business on March 15, 2000 are entitled to notice of and to vote at the meeting.

  All shareholders are requested to be present in person or by proxy. For the convenience of those shareholders who do not expect to attend the meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no postage is required, are enclosed. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

  Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the meeting. Your cooperation is appreciated since one-third of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

                                          By Order of the Board of Directors


                                          /s/ Kurt Dammeier

                                          Kurt Dammeier
                                          Chairman

April 10, 2000

                       [LOGO OF PYRAMID BREWERIES INC.]

                            PYRAMID BREWERIES INC.

                                PROXY STATEMENT

                 For Annual Meeting of Shareholders to be held

                                  May 4, 2000

                     SOLICITATION AND REVOCATION OF PROXY

  The enclosed proxies are solicited by the Board of Directors of Pyramid Breweries Inc. (the "Company" or "Pyramid") to be voted at the annual meeting of shareholders to be held on May 4, 2000, or any adjournments thereof (the "Annual Meeting"). The individuals named as proxies are Kurt Dammeier and Martin Kelly. The accompanying notice of meeting, this Proxy Statement and the form of proxy are being first sent to shareholders on or about April 10, 2000.

  All shares represented by proxies received will be voted in accordance with instructions contained therein. In the absence of voting instructions, the shares will be voted for the proposals listed herein and on the proxy. A shareholder giving a proxy has the power to revoke it at any time before it is voted.

  At the close of business on March 15, 2000, there were 7,965,140 shares of common stock, par value $.01 per share (the "Common Stock"), outstanding, which represent all of the voting securities of the Company. Each share of Common Stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors. Only shareholders of record at the close of business on March 15, 2000 (the "Record Date") will be entitled to vote at the Annual Meeting. The holders of one-third of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum.

  In addition to mailing this material to shareholders, the Company has asked banks and brokers to forward copies to persons for whom they hold stock of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and regular employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, telegram, facsimile or personal contact. All reasonable proxy soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. The Company does not currently intend to employ any other party to assist in the solicitation process.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 15, 2000, for (i) each person known to the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors and named executive officers (as defined herein), and (iii) all of the Company's executive officers and directors as a group. Except as otherwise noted, the named beneficial owner has sole voting and investment power. Except as otherwise noted, the address of the named shareholder is c/o Pyramid Breweries Inc., 91 South Royal Brougham Way, Seattle, Washington 98134.

                                                                    Shares
                                                                 Beneficially
                                                                     Owned
                                                               -----------------
     Name and Address                                           Number   Percent
     ----------------                                          --------- -------
     Sugar Mountain Capital, LLC (1).......................... 1,607,600  20.2%
      2415 Carillon Point
      Kirkland, WA 98033


     George Hancock........................................... 1,090,000  13.7


     John Stoddard (2)........................................   938,162  11.8


     Brookhaven Capital Management, LLC (3) ..................   908,225  11.4
      3000 Sandhill Road
      Building 3, Suite 105
      Menlo Park, California 94025


     Richard Denmark (4)......................................   150,611   1.9


     Martin Kelly (5).........................................    43,166    *


     Edward Black (6).........................................    27,233    *
      1208 SW Camano Dr.
      Camano Island, WA 98292


     George Arnold (7)........................................    24,156    *
      11815 6th Place SW
      Seattle, WA 98146


     George C. Textor (8).....................................    22,912    *


     Robert Toledo (9)........................................    14,412    *


     Scott Barnum (9).........................................    13,912    *


     Thomas Schwalm (10)......................................    11,912    *


     All executive officers and directors as a group
      (14 persons) (11)....................................... 3,952,687  49.6

--------
  *   Less than 1%

 (1) The information provided with respect to Sugar Mountain Capital, LLC is based solely on statements filed with the Securities and Exchange Commission. The shares set forth in the table are owned by Sugar Mountain Capital, LLC, a Washington limited liability company ("Sugar Mountain"); and Kurt B. Dammeier ("Dammeier") with shared voting power. The business address of Sugar Mountain and Dammeier is 2415 Carillon Point, Kirkland, WA, 98033. Sugar Mountain is a private investment company. Dammeier is the legal owner and sole Managing Member of Sugar Mountain. On December 7, 1999, Dammeier was elected Chairman of the Board of Directors of Pyramid Breweries Inc.

 (2) Includes 7,500 vested options from the Non-Employee Directors Stock Option Plan.

 (3) The information provided with respect to Brookhaven Capital Management, LLC is based solely on statements filed with the Securities and Exchange Commission. The shares set forth in the table are owned by a group with shared voting power consisting of the following:

      Brookhaven Capital Management, LLC, a California limited liability company ("LLC"); Vincent A. Carrino ("Carrino"); and Daniel R. Coleman ("Coleman"). The business address of LLC and Carrino is

      3000 Sandhill Road, Building 3, Suite 105, Menlo Park, California 94025. The business address of Coleman is 1370 116th Avenue NE, Suite 210, Bellevue, Washington 98004. The LLC is an investment adviser to various accounts, including investment limited partnerships of which it is also a general partner. Carrino is the sole Manger and the majority member of LLC. Coleman is the Executive Vice President and a minority member of LLC.

 (4)  Includes 148,611 vested options.

 (5)  Includes 41,778 vested options.

 (6) Includes 20,833 vested options. Mr. Black resigned from the company October 20, 1999.

 (7) Includes 22,667 vested options. Mr. Arnold resigned from the company December 31, 1999.

 (8) Includes 12,500 vested options from the Non-Employee Directors Stock Option Plan.

 (9) Includes 5,000 vested options from the Non-Employee Directors Stock Option Plan.

(10) Includes 10,000 vested options from the Non-Employee Directors Stock Option Plan

(11)  Includes 282,500 vested options.

                             ELECTION OF DIRECTORS

  The Board of Directors currently has nine members. The Board is divided into three classes. Initially, Class I directors were elected for one year, Class II directors for two years and Class III directors for three years. Successors to the class of directors whose term expires at any annual meeting shall be elected for three-year terms. Each of Nancy Mootz, Thomas Schwalm and John Stoddard is nominated as a member of Class II to serve for a three-year term until the annual meeting of the shareholders in 2003 and until his or her successor is elected and qualified. Each of Kurt Dammeier and Martin Kelly is nominated as a member of Class III to serve for a one-year term until the annual meeting of the shareholders in 2001 and until his successor is elected and qualified. Unless otherwise directed, the persons named in the proxy intend to cast all proxies in favor of the nominees, Ms. Mootz and Messrs. Schwalm, Stoddard, Dammeier and Kelly.

  Each of the nominees has indicated that he or she is willing and able to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The Proxies being solicited hereby will be voted for no more than five nominees at the 2000 Annual Meeting.

Vote Required

  The five nominees receiving the largest number of votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present, will be elected as Class II and III directors. Shareholders do not have cumulative voting rights in the election of directors.

  THE BOARD RECOMMENDS A VOTE IN FAVOR OF ELECTION TO THE BOARD OF EACH OF THE NOMINEES.

Directors

  The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

                                                                      Expiration
     Name                        Current Position with Company(1) Age  of Term
     ----                        -------------------------------- --- ----------
     Kurt Dammeier.............. Chairman of the Board             41    2001
     Martin Kelly............... Chief Executive Officer           45    2001
     George Textor.............. Director                          55    2001
     George Hancock............. Director/Founder                  55    2002
     Robert A. Toledo........... Director                          57    2002
     Scott S. Barnum............ Director                          44    2002
     John Stoddard.............. Director                          40    2003
     Nancy Mootz................ Director                          44    2003
     Thomas Schwalm............. Director                          55    2003

--------
(1) For a description of certain committees of the Board of Directors and the members of such committees, see "Committees of the Board" below.

  KURT DAMMEIER has been a director of the Company since June 1999 and was elected Chairman of the Board in December 1999. Mr. Dammeier is a private investor and sole Manager of Sugar Mountain Capital, LLC the Company's largest investor. Mr. Dammeier was most recently President and Chief Executive Officer of Quebecor Integrated Media, an information services company. Mr. Dammeier earned his Bachelors Degree from Washington State University in 1982.

  MARTIN KELLY was appointed Chief Executive Officer on December 7, 1999 and has been a director of the Company since December 1999. Mr. Kelly joined the Company in August 1999 as President and Chief Operating Officer. Mr. Kelly has over 20 years of beverage industry experience, earned at Miller Brewing Company (Miller), Borden, Inc. (Borden), and Coca-Cola Enterprises (Coca-
Cola). At Miller, he served as Regional Vice President for 23 western states and was responsible for the operations of the Jacob Leinenkugel Brewing Company, a regional specialty brewer, and a wholly owned subsidiary of Miller. Prior to joining Miller, Mr. Kelly was a Vice President of Marketing and Sales Development at Borden. At Coca-Cola Enterprises, Mr. Kelly held a variety of sales, marketing and general management positions, and most recently was Division Vice President and General Manager of the Mid Atlantic Division. Mr. Kelly earned a Masters Degree in Business Administration and a Bachelor of Science Degree in Commerce from the University of Virginia.

  GEORGE C. TEXTOR, JR. has been a director of the Company since December 1995. Mr. Textor is a founding General Partner of Capstan Partners, a private equity investment fund. From 1981 to 1988 Mr. Textor was a founding General Partner and Senior Vice President in the Corporate Finance Department of Cable Howse and Ragen (now Ragen MacKenzie Inc.), a regional investment banking and brokerage firm. Prior to that he worked for Seattle Trust and Savings Bank (now Key Bank) from 1971 to 1981 as a Commercial Lending Officer and Vice President and Manager of the Bank's main branch. He is a graduate of Lehigh University and received his MBA from the University of Washington.

  GEORGE HANCOCK served as Chief Executive Officer from May 1992 until his retirement in December 1999, as President from July 1995 until December 1996 and as Chairman of the Board of the Company from January 1997 to December 1999. Mr. Hancock previously served as Chairman of the Board of the company from July 1989 until July 1995 and has been a director since 1989. He was President of Penknife Computing, Inc., a computer software company, from 1988 to May 1992. Mr. Hancock was previously employed by the international accounting firm of Coopers & Lybrand, where he was primarily responsible for management consulting projects. Mr. Hancock was also the founder of two startup software companies in England and the United States. He was awarded a Masters Degree in Business Administration by Cranfield Institute of Technology, England in 1981. He qualified as an accountant in England in 1967.

  ROBERT A. TOLEDO has been a director of the Company since September 1998. Mr. Toledo was most recently Owner/President of Miller Brands, Inc., a beverage distribution company servicing King County, Washington. From 1972 through 1989 he held various marketing and planning positions with the Miller Brewing Co. including Brand Manager, Director-Corporate Planning, Group Product Director, Vice President of Brand Management and Vice President of Brand and Promotion. From 1965 to 1972 Mr. Toledo held various sales positions with Philip Morris International including Sales Manager of Philip Morris de Puerto Rico. He is a US Small Business/SCORE volunteer counselor advising small businesses. He is a graduate of St. John's University and completed the Stanford University--Senior Management seminar.

  SCOTT S. BARNUM has been a director of the Company since February 1999. Mr. Barnum was most recently a Vice President--International for eBay Inc., the leading Internet based person-to-person trading community. Prior to joining eBay, Mr. Barnum was President and Chief Operating Officer of Pete's Brewing Company, the nation's second largest brewer of craft beers. His background includes four years with Miller Brewing company where he held several senior level appointments in the marketing department and where he ultimately became General Manger of the American Specialty and Craft Beer Co., a wholly owned subsidiary formed to establish a national presence in the craft beer segment. His previous experience included nine years with PepsiCo Inc. in its soft drink and snack divisions, both domestically and internationally, in marketing management. Mr. Barnum earned a Masters Degree in Business Administration from Columbia University.

 JOHN STODDARD has been a director of the Company since 1989. He served as Chairman of the Board from July 1995 to January 1997 and President and Chief Operating Officer from January 1997 to January 1999. Mr. Stoddard owned and operated a winery, Paul Thomas Wines, Ltd. from July 1989 until the sale of the business to Associated Vintners in 1994. Mr. Stoddard has substantial experience in real estate development and construction. He was employed by Northwest Building Corporation, a company primarily engaged in real estate investment, development, and management, as its Director of Construction from 1982 to 1989.

  NANCY MOOTZ was elected a director in February 2000. Ms. Mootz is founder of Mootz and Company, a restaurant consulting and development firm, as well as Kona Pacific Enterprises, a food products marketing and distribution company. Since 1991, her work has included strategic planning, expansion programs, financial analysis and valuations, leasing, construction and new restaurant launch assignments. Concurrently, she conceptualized, financed, constructed and served as general partner and operator of three fine dining' restaurants in the San Francisco Bay Area. Ms. Mootz is an instructor at the Culinary Institute of America and also has been a guest lecturer for courses in business and entrepreneurship at the University of San Francisco and University of California, Berkeley Haas School of Business. Ms.Mootz has a Bachelor of Arts in Economics from Stanford University, and a Masters in Business Administration from Harvard.

  THOMAS SCHWALM has been a director of the Company since February 1997. Mr. Schwalm founded Greenwich Beverage Group, a firm that provides consulting services to the beverage industry, in 1993. He also is a founder of South Beach Beverage Co., which manufactures and distributes a line of non-alcoholic teas and juices. During 1992 until it was sold in 1993, Mr. Schwalm served as President of Barton Beers, Inc., the U.S. importer for, among others, Corona and Tsing Tao. Barton Beers, Inc. also owned Steven's Point Brewing Company, a craft brewer located in Wisconsin. From 1984 to 1992, Mr. Schwalm was Vice President of Sales and Marketing for Dribeck Importers, Inc., the U.S. importer of Beck's Beer. Before that, he spent two years as Group Marketing Director with the Stroh Brewing Co. and fourteen years in various sales and marketing positions with Jos. Schlitz Brewing Co., including four years as Old Milwaukee Brand Director. Mr. Schwalm earned a Bachelors Degree from the University of Wisconsin in 1968.

Committees of the Board of Directors

  The Board has a standing Audit Committee and a Compensation Committee and may form ad hoc Committees from time to time as appropriate. The Audit Committee currently comprised of Ms. Mootz and Messrs. Textor and Toledo recommends the selections of the Company's independent auditors and consults with the independent auditors on the Company's internal accounting controls. The Audit Committee met four times during 1999. The Compensation Committee, currently comprised of Messrs. Barnum, Dammeier, Schwalm, Textor, and Toledo, recommends to the Board salaries and bonuses for the Company's executive officers and administers the Company's Amended and Restated 1995 Employee Stock Option Plan. The Compensation Committee met three times in 1999. The Board of Directors met five times during 1999. Each member of the Board of Directors attended at least 75% of the Board meetings. Each member of the Board who also served on one of the committees of the Board attended at least 75% of the meetings of all committees on which he served.

Executive Compensation

  Compensation Summary. The following table summarizes the annual compensation for services rendered during 1999 and 1998 for the Company's chief executive officer and its other executive officers whose salary and bonus exceeded $100,000 in 1999 ("Named Executive Officers").

                          Summary Compensation Table

                                                   Annual
                                                Compensation
                                              ----------------
                                               Salary             All Other
Name and Principal Position                     (1)     Bonus  Compensation (2)
---------------------------                   -------- ------- ----------------
George Hancock.......................... 1999 $153,600 $20,000     $302,458
  Chief Executive Officer (3)            1998  153,600       0        3,181
                                         1997  153,600       0        1,146


Martin Kelly............................ 1999   77,960  11,918            0
  President & Chief Operating            1998        0       0            0
   Officer (4)                           1997        0       0            0


Richard Denmark......................... 1999  144,300   8,500        2,443
  Chief Financial Officer, Vice          1998  138,600  15,000            0
   President-Finance and Secretary       1997   42,646  15,000            0


Edward Black............................ 1999  126,600   7,500       37,520
  Vice President, Sales (5)              1998  120,700   8,000            0
                                         1997    9,285       0            0


George Arnold........................... 1999  106,100   9,600       55,055
  Vice President, Brewery Operations (6) 1998  102,085   8,000        2,660
                                         1997   93,430   8,933        2,131

--------
(1)  Includes a car allowance.

(2) Consists of the Company's matching to the 401(k) plan and separation payments as applicable.

(3) Mr. Hancock resigned from the Company December 31, 1999 and will receive separation payments totaling $300,000 over a 24 month period.
(4) Mr. Kelly joined the Company on August 9, 1999 as Chief Operating Officer and was appointed Chief Executive Officer on December 7, 1999, effective January 1, 2000.
(5) Mr. Black resigned from the Company October 20, 1999, receiving six months of separation payments of which $37,520 will be paid from December 31, 1999.
(6) Mr. Arnold resigned from the Company December 31, 1999 and received separation payments totaling $53,050.

Grants of Stock Options

  The following table sets forth certain information concerning Options granted during 1999 to the named executives:

                                                                    Potential
                                                                   Realizable
                                                                    Value at
                                                                 Assumed Annual
                                                                 Rates of Stock
                               Individual Grants                      Price
                ------------------------------------------------  Appreciation
                              % of Total    Exercise             for Option Term
                            Options Granted  or Base                   (1)
                  Option    to Employees in   Price   Expiration ---------------
Name            Granted (#)   Fiscal Year   ($/Share)    Date    5% ($)  10% ($)
----            ----------- --------------- --------- ---------- ------- -------
Martin Kelly..    200,000         73%         $2.00    8/9/2009  251,558 637,497

--------
(1) Potential realizable values are based on assumed compound annual appreciation rates specified by the SEC. These increases in value are based on speculative assumptions and are not intended to forecast possible future appreciation, if any, of the Company's stock price.

Year End Options

  The following table sets forth information concerning the number and value of options held by the named executive officers on December 31, 1999. No stock options were exercised by the named executive officers during the year ended December 31, 1999.

                            Year End Option Values

                               Number of Securities      Value of Unexercised
                              Underlying Unexercised     In-the-Money Options
                                Options at Year End        at Year End(5)(6)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
George Hancock..............         0            0          0            0
Martin Kelly(1).............    22,300      177,700          0            0
Richard Denmark(2)..........   131,250       43,750          0            0
Edward Black(3).............    20,833            0          0            0
George Arnold(4)............    22,667            0          0            0

--------
(1)  The exercise price of these options is $2.00 per share of common stock.
(2)  The exercise price of these options is $2.88 per share of common stock.
(3)  The exercise price of these options is $2.50 per share of common stock.
(4) The exercise price of these options is $10.75 and $2.56 per share of common stock.
(5) The weighted-average exercise price of these options is $2.84 per share of common stock.
(6) The closing price on the NASDAQ National Market on December 31, 1999 was $1.91.

Employment Agreements

  Mr. Kelly has an employment agreement with the Company of indefinite duration that provides for an annual base salary of $210,000 plus a car allowance. Mr. Kelly also may receive a personal performance bonus of up to $50,000 annually based on achieving specific financial targets established by the Company's Board of Directors, and an additional bonus of 10% or more of base salary if certain financial targets are exceeded by 10% or more. If Mr. Kelly's employment is terminated without cause, he will receive his annual base salary for a period of one year following the date of such termination.

  Mr. Denmark has an employment agreement with the Company of indefinite duration that provides for an annual base salary of $140,660 plus a car allowance. Mr. Denmark also may receive a personal performance bonus of up to 30% of his base salary annually based on achieving the Company's financial targets. The agreement has a covenant not to compete during his employment and for a period six months following the termination of employment. If Mr. Denmark's employment is terminated without cause, he will receive his annual base salary for a period of six months following the date of such termination.

Compensation of Directors

  Each non-employee director receives a fee of $500 for each Board meeting attended and $385 for each Committee meeting attended. In addition, directors receive a $3,000 annual retainer which the directors chose to receive in Pyramid Breweries Inc. Common Stock. All directors are reimbursed for out of pocket expenses for each Board meeting attended, and non-employee directors also participate in the Non-Employee Directors Stock Option Plan ("Director Plan").

  The Director Plan provides for grants of stock options covering 5,000 shares of Common Stock to be made automatically on the date of each annual meeting of shareholders commencing with the 1999 annual shareholders meeting (subject to approval at the 2000 shareholders meeting) to each non-employee director of the Company, so long as shares of Common Stock remain available under the Directors Plan. The exercise price under each option is the fair market value of the Common Stock on the date of grant. Each option expires in ten years after grant or one year after the death of the recipient director. A total of 125,000 shares of Common Stock are reserved for future grants of options under the Directors Plan. During 1999, 30,000 options were granted under the Directors Plan: 5,000 shares to each Messrs. Bryce, Schwalm, Textor, Stoddard, Barnum and Toledo.

Compensation Committee Interlocks and Insider Participation

  The members of the Compensation Committee during calendar 1999 were Messrs. Barnum, Schwalm, Textor and Toledo (Chairman).

Report of Compensation Committee

  The Compensation Committee of the Board of Directors of the Company (the "Committee") determined and administered the compensation of the Company's executive officers during 1999.

  Compensation Philosophy. The Committee endeavors to ensure that the compensation programs for executive officers of the Company are effective in attracting and retaining key executives responsible for the success of the Company and in promoting its long-term interests and those of its shareholders. The Committee seeks to align total compensation for management with corporate performance. The Committee places emphasis on variable, performance-based components, such as stock option awards and cash bonuses, the value of which could increase or decrease to reflect changes in corporate and individual performances. These short- and long-term incentive compensation programs are intended to reinforce management's commitment to enhancement of profitability and shareholder value.

  The Committee took into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's executive officers during 1999. In 1999 the Committee developed quantifiable corporate and individual performance measures such as sales increases, margin improvement, net income and adjusted EBITDA and implemented very specific performance measures for each executive. The Committee also recognized qualitative factors, such as demonstrated leadership ability.

  Base salaries for the executive officers were established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position and the salaries paid to comparable officers by companies which are competitors of the Company. Salaries are reviewed periodically and adjusted as warranted to reflect individual performance. The Committee focused primarily on total annual compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer performance and contribution.

  From time to time, executive officers have been eligible to receive incentive compensation awards under the Company's annual bonus plan and stock option plan, based upon corporate and individual performance. In approving grants and awards under the bonus plan and the option plan, the Committee considered the quantitative and qualitative factors and industry comparisons related to sales and earnings growth.

  In general, compensation payments in excess of $1 million to the CEO are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). However, certain performance based compensation is not subject to such limitation. The Company's stock option plan currently qualifies for such performance based exception. The Company does not expect that its cash compensation payable to the CEO will exceed the $1 million limitation during fiscal 2000.

  Chief Executive Officer Compensation. In evaluating the compensation of George Hancock, Chairman and Chief Executive Officer of the Company for 1999, the Committee reviewed Mr. Hancock's performance in managing the business through a transition year.

  The Committee noted that the Company's gross sales increased by 5.5% to $28.8 million from $27.3 million in 1998. Total beverage sales increased 2% to $19.8 million in 1999. Alehouse sales increased 16% to

$7.3 million from $6.3 million the year before. Gross profit as a percentage of sales increased to 24% from 22% in 1998. The Company's operating loss, before an impairment charge of $3.3 million, was $1.6 million, a 31.6% improvement over the prior year. The Company posted a loss of $4.4 million or $0.53 per share compared to a loss of $1.1 million or $0.14 per share in the prior year. Excluding the nearly $3.8 million in one-time charges in 1999, the comparable net loss for fiscal year 1999 was $583,000, approximately one-half the year ago loss. Cash provided by operations increased significantly to $1.9 million from $728,000. While the fiscal results were disappointing, 1999 operating performance improved substantially, the Company successfully recruited and transitioned in a new CEO and the Company was repositioned to execute a new balanced growth strategy.

  In accordance with the compensation philosophy described above, the Committee kept Mr. Hancock's base salary at its prior year level of $150,000, and awarded a $20,000 cash bonus for personal performance. Mr. Hancock was also eligible to receive, but was not awarded stock options.

                                          1999 Compensation Committee

                                          Robert A. Toledo--Chairman
                                          Scott Barnum
                                          Thomas Schwalm
                                          George C. Textor, Jr.

Performance Graph

  The following graph compares the cumulative total shareholder return (stock price appreciation plus dividends) on the Common Stock with the cumulative total return of the S&P 500 Index and the following group of peer companies (based on weighted market capitalization) selected by the Company: Boston Beer Company, Redhook Ale Brewery Incorporated, Big Rock Brewery, Ltd., Minnesota Brewing Company.

                    COMPARISON OF CUMULATIVE TOTAL RETURN*
       AMONG PYRAMID BREWERIES INC., THE S&P 500 INDEX AND A PEER GROUP

                       [PERFORMANCE GRAPH APPEARS HERE]

                        DATA FROM PERFORMANCE GRAPH
                                                Years
                       -----------------------------------------------------
                       12/14/94   12/95    12/96    12/97    12/98    12/99
                       --------  -------  -------  -------  -------  -------
Pyramid Breweries Inc.  $100.00  $ 80.26  $ 19.74  $ 14.14  $  7.89  $ 10.24
S&P 500                 $100.00  $101.93  $125.33  $167.14  $214.91  $260.13
Peer Group              $100.00  $ 95.81  $ 42.53  $ 28.64  $ 28.82  $ 25.21

--------
* $100 invested on 12/14/95 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

                 AMENDMENT OF 1995 EMPLOYEE STOCK OPTION PLAN

  In 1995, the Board of Directors of the Company adopted the 1995 Employee Stock Option Plan. The 1995 Plan was amended in 1998. The 1995 Plan was approved by the shareholders in 1995 and the Amended and Restated 1995 Plan was approved by the shareholders in 1998. A copy of the Amended and Restated 1995 Employee Stock Option Plan (the "Plan") may be obtained upon written request to the Company's Secretary. The Plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). Under the Plan, the Company currently is authorized to issue 815,000 shares of Common Stock upon the exercise of options granted under the Plan. The Board of Directors has approved an amendment to the Plan which would increase the number of options which may be granted under the Plan to 1,315,000 shares. The shareholders are being requested to approve this amendment to the Plan.

  The purpose of the Plan is to enable the Company to attract and retain employees of ability and experience and to furnish such personnel significant incentives to improve operations and increase profits of the Company. The Plan is a broad-based plan; three employees received an aggregate of 275,000 stock option grants under the Plan in fiscal year 1999. In fiscal years 1995--1998, the total number of stock options granted by the Company, on average are substantially higher than the current market price of the Common Stock and thus offer little economic incentive to the employees who hold such options. The Board continues to believe that equity-based incentive compensation is a key component of employee compensation and that it is important to the ongoing success of the Company to be able to offer stock options to employees. Accordingly, the Board has increased the number of shares of Common Stock subject to the Plan by 500,000 shares, which represents approximately 6% of the Company's outstanding shares plus outstanding options at the date hereof.

  In general, the Plan currently authorizes the Company to grant stock options, either non-qualified stock options or incentive stock options (as defined in section 422 of the Internal Revenue Code) to purchase up to 815,000 shares of Common Stock. The purchase price of each share of Common Stock covered by an option may not be less than 100% of the fair market value of Common Stock on the date of grant. The Compensation Committee has the authority to select individuals who are to receive options and to specify the terms and conditions of each option so granted, including the number of shares covered by the option, the type of option (incentive stock option or non-qualified stock option), the exercise price, vesting provisions, and the overall option term.

  Approval of the amendment to the Plan as described above requires the affirmative vote of a majority of the outstanding shares of Common Stock represented in person or by proxy at the meeting. In the event that the amendment to the Plan is not adopted by the shareholders, the terms of the existing Plan will remain in effect.

             AMENDMENT OF NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

  In 1995, the Board of Directors adopted the Non-Employee Director Stock Option Plan (the "Director Plan") and the Director Plan was approved by shareholders. A copy of the Director Plan may be obtained upon written request to the Company's Secretary. The Director Plan is administered by the Company's Board of Directors. Under the Director Plan, the Company is authorized to issue 125,000 shares of Common Stock upon exercise of options granted under the Director Plan. The Director Plan specifies an automatic grant of a non-qualified stock option to purchase 2,500 shares of the Company's Common Stock on the date of each annual meeting of the Company's shareholders. The Board of Directors has approved amendments to the Director Plan which would increase the number of shares of Common Stock which may be granted under the Director Plan to 250,000 shares and which increases the annual grant to 5,000 shares for each director. The shareholders are being requested to approve these amendments to the Director Plan.

  The Director Plan is designed to promote the long-term growth and financial success of the Company by enabling the Company to attract, retain and motivate such persons by providing for or increasing their proprietary interest in the Company. The Board continues to believe that equity-based compensation is a key component of director compensation and that it is important to the ongoing success of the Company to be able to offer a competitive and enhanced option plan to its directors. There are currently 72,500 shares available for future grants and with the increase in non-employee directors and an increase in the grant amount there will only be 32,500 shares available after the May 4, 2000 shareholders meeting. Accordingly, the Board has increased the number of shares of Common Stock subject to the Director Plan by 125,000 shares and increased the annual grant to individual directors by 2,500 shares.

  Approval of the amendments to the Director Plan as described above requires the affirmative vote of a majority of the outstanding shares of Common Stock represented in person or by proxy at the meeting. In the event that the amendment to the Director Plan is not adopted by the shareholders, the terms of the existing Director Plan will remain in effect.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THESE PROPOSALS.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under SEC rules, the Company's directors, executive officers and beneficial owners of more than 10% of any equity security of the Company are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that during fiscal 1999 such SEC filing requirements were satisfied.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

  Shareholder proposals intended to be presented at the 2001 Annual Meeting of Shareholders must be received by the Company no later than January 5, 2001. Proposals may be mailed to the Company, to the attention of the Secretary, 91 So. Royal Brougham Way, Seattle, Washington 98134. The Company's management will have discretionary authority to vote its proxies on any proposal introduced by a shareholder at the Company's 2001 annual meeting unless the shareholder notifies the Company on or before February 24, 2001 that such shareholder intends to introduce a proposal.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors knows of no matters, which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

                                          By Order of the Board of Directors


                                          /s/ Kurt Dammeier
                                          Kurt Dammeier
                                          Chairman

                                 DIRECTIONS TO
             PYRAMID BREWERIES INC. ANNUAL MEETING of SHAREHOLDERS

          Hyatt Regency Bellevue at Bellevue Place, Regency Ballroom
                             900 Bellevue Way N.E.
                              Bellevue, WA 98004
                                (425) 462-1234





                    [MAP TO ANNUAL MEETING OF SHAREHOLDERS]

  There are three freeways that access the hotel. You may approach from I-90 (East-West), I-405 (North-South) and State Route 520 (East-West). Take I-405 if you are coming from a location North or South of Bellevue. If you are coming from downtown Seattle, take I-90 or State Route 520, whichever is closest.

                                     I-405

  Take the N.E. 8th St. Exit, Westbound over the bridge, which puts you on N.E. 8th St. Stay on N.E. 8th St. going West. At the cross street of 106th Ave. N.E., you will see a Washington Mutual Bank on the right hand side. The next driveway after the Bank will be the entrance to the Bellevue Place complex. You may enter and park here. You will see signs directing you toward the hotel elevator which brings you into the hotel lobby. From the hotel lobby, take the stairs or elevator to the third floor and the Regency Ballroom.

                                I-90 Eastbound

  Take 1-405 North. Take N.E. 8th Street Westbound and proceed as directed above.

                                    SR 520

  Take 1-405 South. Take N.E. 8th Street Westbound and proceed as directed above.

                                Sea-Tac Airport

  Follow "To All Freeways" sign and take the I-405 North Exit at Southcenter and proceed as directed above.

    Three hours of validated self-parking is available in the Hotel parking garage.
For validation, please bring your parking ticket to the Pyramid Breweries Inc.
                                 sign-in desk
                  located just outside the Regency Ballroom.

                                                            Please mark
                                                           your votes as
                                                           indicated in   [X]
                                                           this example.

 This proxy when properly executed will be voted as directed. If no direction is indicated, this proxy will be voted FOR the following proposals:

Proposal 1. Election of the Board of Directors

                                          WITHHOLD
                              FOR           VOTE
                              [ ]           [ ]

Nominees: Nancy Mootz, Thomas Schwalm, John Stoddard, Kurt Dammeier, Martin
Kelly

(Instruction: to withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)

----------------------

Proposal 2. Amendment of Amended and Restated 1995 Employee Stock Option Plan.

                      FOR         AGAINST         ABSTAIN
                      [ ]           [ ]             [ ]

Proposal 3. Amendments of Non-Employee Director Stock Option Plan.

                      FOR         AGAINST         ABSTAIN
                      [ ]           [ ]             [ ]

                                  With respect to the transaction of such other business as may properly come before the Meeting, Proxyholder, in his sole discretion, will vote the proxy as he may see fit. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such; if a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                      Please mark, sign, date and return
                                      the proxy card promptly using the
                                              enclosed envelope.

                                      Your name and address are shown as
                                   registered - please notify the Corporation
                                         of any change in your address.


Signature                Signature if held jointly           Dated        , 2000
          --------------                           ---------       -------
Please sign exactly as name appears.

                           . FOLD AND DETACH HERE .

PROXY

                            PYRAMID BREWERIES INC.
                           91 So. Royal Brougham Way
                           Seattle, Washington 98134

            For the Annual Meeting To Be Held Thursday, May 4, 2000

       THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF THE COMPANY

Revoking any such prior appointment, the undersigned, a shareholder of Pyramid Breweries Inc. hereby appoints Kurt Dammeier and Martin Kelly and either of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock of the undersigned in said Corporation at the Annual Meeting of Shareholders of said Corporation to be held at the Hyatt Regency Bellevue at Bellevue Place, 900 Bellevue Way N.E., Bellevue, Washington, on May 4, 2000 at 10:00 A.M. local time and at any adjournments thereof, as fully and effectually as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.

                 (Continued and to be signed on reverse side)

                           .  FOLD AND DETACH HERE .